UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant    ☐

Filed by a Party other than the Registrant     ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The Quigley Corporation
(Name of Registrant as Specified In Its Charter)

Ted Karkus
Mark Burnett
John DeShazo
Mark Frank
Louis Gleckel, MD
Mark Leventhal
James McCubbin
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

KARKUS NOMINEES CAUTION QUIGLEY SHAREHOLDERS NOT TO BE FOOLED BY THE COMPANY’S LATEST ANNOUNCEMENT

Woodmere, NY - Tuesday, May 19, 2009 - The Quigley Corporation (NASDAQ: QGLY) announced yesterday that its Board was exploring various options, including hiring an investment banker and exploring "strategic alternatives".

Ted Karkus, Mark Burnett, John DeShazo, Mark Frank, Louis Gleckel, MD, Mark Leventhal, and James McCubbin (“the Shareholder Nominees”) believe that the recent announcement is an 11th hour attempt to obtain shareholder votes and is further evidence of the need for a slate of new highly qualified directors to protect the interests of all shareholders.

“Shareholders should ask why the incumbents released this announcement just two days before the shareholder meeting” commented Mr. Karkus.   “A responsible Board should always be reviewing the Company's strategic alternatives, " he added.

Ask yourself if you want the same Board that managed the Darius/Innerlight sale last year to execute any further "strategic alternatives".  The Darius/Innerlight division was sold for a mere $1 million just before it turned around in early 2008.  Please read our last press release which summarizes some of the many facts that trouble us with that transaction.

And, finally, ask yourself why they didn't pursue these "strategic alternatives" when the Company's OTC division had increasing sales and increasing profits, instead of now, when the division is likely to be worth significantly less, given declining sales, increasing losses and a weaker environment for selling assets.

For more information on the actions by Quigley management that have necessitated this proxy contest and the Federal Court’s decision to reject Quigley’s claims against the Shareholder Nominees, shareholders should refer to our previous press releases and the court order which are available at www.shareholdermaterial.com/QGLY

VOTING INSTRUCTIONS:

Only your last vote counts. Simply find the control # on our light blue shaded Voting Instruction Form. This is the voting form that has the Ted Karkus list of Shareholder Nominees on it. Then call (800) 454-8683 or go to www.proxyvote.com and input your control # when prompted. It is that simple to vote or to change your vote.

For any questions or assistance regarding the voting instructions,  please call the Shareholder Nominees' proxy solicitor, The Altman Group, toll free at (866) 796-7175.

Mr. Karkus welcomes all calls to discuss the Company and its future with all shareholders. He is available at (516) 569-9999.

Important Additional Information

Ted Karkus, Mark Burnett, John DeShazo, Mark Frank, Louis Gleckel, MD, Mark Leventhal and James McCubbin (the "Shareholder Nominees") filed a definitive proxy statement with the Securities and Exchange Commission (the "SEC") on May 1, 2009 in connection with the 2009 Annual Meeting of Stockholders of The Quigley Corporation. Stockholders are strongly advised to read the Shareholder Nominees' proxy statement as it contains important information. Stockholders may obtain an additional copy of the Shareholder Nominee's definitive proxy statement and any other documents filed by them with the SEC for free at the SEC's website at http://www.sec.gov  Additionally, copies of the definitive proxy statement are available for free at www.shareholdermaterial.com/qgly

CONTACT INFORMATION:
Ted Karkus
Phone: (516) 569-9999

Paul Schulman
The Altman Group, Inc.
Phone: (201) 806-2206